UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2014

REGADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35953	03-0422069
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Mountain View Boulevard, Basking Ridge, New Jersey	07920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 580-2100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of SVP, Regulatory Affairs and Quality Assurance

Regado Biosciences, Inc., or the Company, announced that its board of directors appointed Nicholas J. Pelliccione, Ph.D., age 61, to serve as the Company’s Senior Vice-President, Regulatory Affairs and Quality Assurance, effective as of May 19, 2014.

Prior to joining the Company, from May 2007 to March 2014, Dr. Pelliccione served as Senior Vice President, Regulatory Affairs and Quality Assurance of Aeterna Zentaris Inc., a publicly traded biopharmaceutical company. At Aeterna Zentaris Inc., Dr. Pelliccione was responsible for the clinical/preclinical and CMC regulatory aspects of new drugs in the oncology and endocrinology therapy areas, in addition to having responsibility for Quality Assurance. From May 2005 until March 2007, he served as Senior Vice President, Regulatory and Pharmaceutical Sciences at Chugai Pharma USA, a biopharmaceutical company which was the U.S. subsidiary of Chugai Pharmaceutical Co., Ltd. of Japan. Prior to his experience at Chugai, Dr. Pelliccione spent more than 15 years at Schering Plough Corporation, a publicly held pharmaceutical company that was subsequently acquired by Merck & Co., Inc., holding positions with increasing responsibility from Manager of Regulatory Affairs, Oncology to Vice President, Global Regulatory Affairs, Chemistry, Manufacturing and Controls. During his time at Schering Plough, Dr. Pelliccione was responsible for clinical/preclinical and CMC regulatory aspects of both new and approved drugs in the oncology, anti-infectives, cytokines, cardiovascular and endocrine therapy areas, leading to several approvals. Dr. Pelliccione holds a Ph.D. in Biochemistry from Mount Sinai School of Medicine, New York and a BS in Chemistry from Polytechnic University.

Dr. Pelliccione has no family relationship with any director or officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer.

On May 19, 2014, the Company and Dr. Pelliccione entered into an employment agreement (the “Employment Agreement”). The Employment Agreement provides for, among other things: (i) an initial annual base salary of $275,000, (ii) eligibility for an annual target cash bonus of up to 35% of annual base salary, based on the achievement of certain individual and corporate objectives as established by the board of directors or compensation committee for each year, and (iii) in the event we terminate Dr. Pelliccione’s employment without “Cause” (as defined in the Employment Agreement) or in the event that Dr. Pelliccione resigns for “Good Reason” (as defined in the Employment Agreement) within 12 months following a “Change in Control” (as defined in the Employment Agreement), payments equal to the sum of 12 months of base salary and the target annual bonus payable bimonthly in accordance with customary payroll practices and continuation of health insurance benefits for 12 months. Subject to the approval of the Company’s compensation committee at its next meeting and as a material inducement to Dr. Pelliccione accepting employment with the Company, Dr. Pelliccione will receive an initial option grant exercisable for 100,000 shares of the Company’s common stock, 25,000 of which shall vest on the one year anniversary of the date of grant and the remainder of which will vest monthly over the following three years.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

A copy of the Company’s press release announcing the new appointment is attached hereto as Exhibit 99.1.

Retirement of Dr. Giaquinto

Dr. Pelliccione will take over the role of Senior Vice-President, Regulatory Affairs and Quality Assurance of the Company from Alexander R. Giaquinto, Ph.D, our current Vice-President, Regulatory Affairs and Quality Assurance and chief compliance officer. Dr. Giaquinto has notified the Company that he will retire effective June 30, 2014, after which he will act as a consultant to the Company on an as-needed basis. Dr. Giaquinto’s decision to retire from the Company was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. R. Don Elsey, the Company’s current Senior Vice President, Finance and Chief Financial Officer, will assume Dr. Giaquinto’s role as the Company’s chief compliance officer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Regado Biosciences, Inc. and Nicholas J. Pelliccione, Ph.D., dated May 19, 2014.

99.1	Press Release, dated May 19, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGADO BIOSCIENCES, INC.

By:	/s/ R. Don Elsey
Name: Title:	R. Don Elsey Senior Vice President, Finance and Chief Financial Officer

Date: May 23, 2014

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement by and between Regado Biosciences, Inc. and Nicholas J. Pelliccione, Ph.D., dated May 19, 2014.

99.1	Press Release, dated May 19, 2014